Exhibit 99.1

For Immediate Release

Ruth’s Hospitality Group, Inc. Reports Second Quarter 2019 Financial Results

– Second Quarter GAAP EPS of $0.31 –

– Declares $0.13 Per Share Quarterly Dividend –

WINTER PARK, Fla.—(BUSINESS WIRE)—August 2, 2019—Ruth’s Hospitality Group, Inc. (the “Company”) (NASDAQ: RUTH) today reported unaudited financial results for its second quarter ended June 30, 2019.

Highlights for the second quarter of 2019 were as follows:

•

Restaurant sales in the second quarter of 2019 increased 0.5% to $104.0 million compared to $103.5 million in the second quarter of 2018.  Average unit weekly sales were $102.6 thousand in the second quarter of 2019, a decrease of 0.8% compared to $103.4 thousand in the second quarter of 2018.

•	Net income in the second quarter of 2019 was $9.3 million, or $0.31 per diluted share, compared to net income of $9.6 million, or $0.32 per diluted share, in the second quarter of 2018.
•

Net income in the second quarter of 2019 included $71 thousand in acquisition-related expenses associated with the acquisition of the three restaurants from our Philadelphia and Long Island franchisee, and a $122 thousand income tax benefit related to the impact of discrete income tax items.  Net income in the second quarter of 2018 included $409 thousand in acquisition-related expenses associated with the acquisition of our Hawaiian franchisee, and a $273 thousand income tax benefit related to the impact of discrete income tax items.

•

Excluding these adjustments, as well as the results from discontinued operations, non-GAAP diluted earnings per common share were $0.31 in the second quarter of 2019, compared to $0.32 in the second quarter of 2018.  The Company believes that non-GAAP diluted earnings per common share provides a useful alternative measure of financial performance to improve comparability of diluted earnings per common share between periods. Investors are advised to see the attached Reconciliation of non-GAAP Financial Measure table for additional information.

•

During the second quarter of 2019, the Company announced the acquisition of three franchised restaurants with two in the Philadelphia, PA area and one on Long Island, NY as well as development rights for this territory.  On July 29th, subsequent to the end of the quarter, the Company closed on this acquisition.

•	The Company returned $10.5 million through dividends and share repurchases during the second quarter of 2019.

Cheryl Henry, President and Chief Executive Officer of Ruth's Hospitality Group, Inc., stated, “I’m pleased with the work of our team.  After seeing slower sales in April, our comparable restaurant sales saw sequential improvement throughout the quarter including positive comparable sales during our June period.”

Henry added, “We continue to lay the foundation for long-term growth within the framework of our total return strategy.  Earlier this week, we closed on the previously announced acquisition of development territory and three restaurants in Philadelphia, PA and Long Island, NY from a long-time franchise partner.  Additionally, we have recently signed two new leases for Company-owned restaurants in Short Hills, NJ and Worcester, MA.  We remain excited about our opportunities to grow and evolve the iconic Ruth’s Chris Steak House brand.”

Review of Second Quarter 2019 Operating Results

Total revenues in the second quarter of 2019 were $110.2 million, an increase of 0.6% compared to $109.6 million in the second quarter of 2018.

Company-owned Sales

•

Comparable restaurant sales at Company-owned restaurants decreased 0.5% compared to the second quarter of 2018, which consisted of a 1.3% decrease in traffic, as measured by entrees, and an average check increase of 0.9%.  Comparable restaurant sales and traffic were positively affected by approximately 50 to 70 basis points due to the shift of Easter into the second quarter of 2019 from the first quarter of 2018.

•

78 Company-owned Ruth’s Chris Steak House restaurants were open at the end of the second quarter of 2019, compared to 77 Ruth’s Chris Steak House restaurants at the end of the second quarter of 2018.  Total operating weeks for the second quarter of 2019 increased to 1,014 from 1,001 in the second quarter of 2018.

Franchise Income

•

Franchise income in the second quarter of 2019 was $4.4 million, a decrease of 0.8% compared to $4.5 million in the second quarter of 2018.  The decrease in franchise income was driven primarily by lower franchise development fees, offset by a 1.1% increase in comparable franchise restaurant sales.

•	76 franchisee-owned restaurants were open at the end of the second quarter of 2019 compared to 75 at the end of the second quarter of 2018.

Operating Expenses

•

Food and beverage costs, as a percentage of restaurant sales, decreased 20 basis points to 27.9% as compared to the second quarter of 2018, primarily driven by an increase in average check of 0.9%, and slightly offset by a 0.8% increase in total beef costs.

•

Restaurant operating expenses, as a percentage of restaurant sales, increased 90 basis points to 49.2% as compared to the second quarter of 2018. The increase in restaurant operating expenses as a percentage of restaurant sales was primarily due to higher labor and occupancy costs.

•

Marketing and advertising costs, as a percentage of total revenues, decreased 50 basis points to 3.7% as compared to the second quarter of 2018.  The decrease as a percentage of total revenues, was primarily driven by the shift of marketing tactics across the periods.

•

General and administrative expenses, as a percentage of total revenues, decreased 40 basis points to 8.1% as compared to the second quarter of 2018.  The decrease as a percentage of total revenues, was primarily driven by $0.4 million in acquisition related expenses included in the second quarter of 2018.

•	Income tax expense was $1.9 million in the second quarter of 2019 compared to $1.8 million in the second quarter of 2018.

Development Update

As previously reported, the Company has signed leases for new Company-owned restaurants in Columbus, OH, Washington DC, Somerville, MA and Oklahoma City, OK.  The Columbus, Washington DC and Somerville restaurants are on track to open in the second half of 2019, while the Oklahoma City restaurant is expected to open in 2020.

In addition, the Company recently signed two new leases to open restaurants in Short Hills, NJ, and Worcester, MA which we expect to open in the second half of 2020.

Our franchise partners are currently expected to open a new restaurant in St. George, UT, now in the first half of 2020.

Share Repurchase and Debt

During the second quarter, the Company repurchased approximately 251 thousand shares for $6.6 million, at an average price of $26.23 per share.  Year to date, the Company has repurchased 276 thousand shares for $7.1 million, at an average price of $25.84 per share.  The Company has approximately $25.0 million remaining under its share repurchase authorization.

At the end of the second quarter, the Company had $45.0 million in debt outstanding under its senior credit facility.

Quarterly Cash Dividend

Subsequent to the end of the quarter, the Company’s Board of Directors approved the payment of a quarterly cash dividend to shareholders of $0.13 per share.  The dividend will be paid on September 5, 2019 to shareholders of record as of the close of business on August 22, 2019 and represents an 18% increase from the quarterly cash dividend paid in September of 2018.

Financial Outlook

Based on current information and the aforementioned franchise acquisition, Ruth's Hospitality Group, Inc. is revising its full year 2019 outlook based on a 52-week year ending December 29, 2019, as follows:

•	Food and beverage costs of 28.0% to 29.5% of restaurant sales,
•	Restaurant operating expenses of 48.0% to 50.0% of restaurant sales,
•	Marketing and advertising costs of 3.4% to 3.6% of total revenue,
•	General and administrative expenses of $35 million to $36 million, inclusive of integration costs related to the acquired franchise restaurants in Philadelphia and Long Island,
•	Effective tax rate of 17% to 19%,
•	Capital expenditures of $54 million to $56 million, inclusive of the $19 million related to the franchise acquisition, resulting in depreciation expense of $20.0 million to $22.0 million,
•	Fully diluted shares outstanding of 29.8 million to 30.3 million (exclusive of any future share repurchases under the Company's share repurchase program.)

The foregoing statements are not guarantees of future performance, and therefore, undue reliance should not be placed upon them.  We refer you to the “Cautionary Note Regarding Forward-Looking Statements” section in this earnings press release and to our recent filings with the Securities and Exchange Commission for more detailed discussions of the risks that could impact our financial outlook and our future operating results and financial condition.

Conference Call

The Company will host a conference call to discuss second quarter 2019 financial results today at 8:30 AM Eastern Time.  Hosting the call will be Cheryl Henry, President and Chief Executive Officer, and Arne G. Haak, Executive Vice President and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 323-794-2590. A replay will be available one hour after the call and can be accessed by dialing 412-317-6671; the password is 4017610. The replay will be available until Friday, August 9, 2019. The call will also be webcast live from the Company's website at www.rhgi.com under the Investor Relations section.

About Ruth’s Hospitality Group, Inc.

Ruth's Hospitality Group, Inc., headquartered in Winter Park, Florida, is the largest fine dining steakhouse company in the U.S. as measured by the total number of Company-owned and franchisee-owned restaurants, with over 150 Ruth’s Chris Steak House locations worldwide specializing in USDA Prime grade steaks served in Ruth’s Chris’ signature fashion – “sizzling.”

For information about our restaurants, to make reservations, or to purchase gift cards, please visit www.RuthsChris.com. For more information about Ruth’s Hospitality Group, Inc., please visit www.rhgi.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties. Forward-looking statements frequently are identified by the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “targeting,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Similarly, statements herein that describe the Company’s objectives, plans or goals, including with respect to new restaurant openings and acquisitions, capital expenditures, strategy, financial outlook, our effective tax rate and the impact of healthcare inflation, recent accounting pronouncements and tax reform legislation, also are forward-looking statements. Actual results could differ materially from those projected, implied or anticipated by the Company’s forward-looking statements. Some of the factors that could cause actual results to differ include: reductions in the availability of, or increases in the cost of, USDA Prime grade beef, fish and other food items; changes in economic conditions and general trends; the loss of key management personnel; the effect of market volatility on the Company’s stock price; health concerns about beef or other food products; the effect of competition in the restaurant industry; changes in consumer preferences or discretionary spending; labor shortages or increases in labor costs; the impact of federal, state or local government regulations relating to income taxes, unclaimed property, Company employees, the sale or preparation of food, the sale of alcoholic beverages and the opening of new restaurants; harmful actions taken by the Company’s franchisees; the inability to successfully integrate franchisee acquisitions into the Company’s business operations; a material failure, interruption or security breach of the Company’s information technology network; the Company’s indemnification obligations in connection with its sale of the Mitchell’s Restaurants; the Company’s ability to protect its name and logo and other proprietary information; an impairment in the financial statement carrying value of our goodwill, other intangible assets or property; the impact of litigation; the restrictions imposed by the Company’s credit agreement; and changes in, or the discontinuation of, the Company’s quarterly cash dividend payments or share repurchase program. For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2018, which is available on the SEC’s website at www.sec.gov. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this presentation to reflect events or circumstances after the date hereof. You should not assume that material events subsequent to the date of this presentation have not occurred.

Unless the context otherwise indicates, all references in this report to the “Company,” “Ruth’s,” “we,” “us”, “our” or similar words are to Ruth’s Hospitality Group, Inc. and its subsidiaries. Ruth’s Hospitality Group, Inc. is a Delaware corporation formerly known as Ruth’s Chris Steak House, Inc., and was founded in 1965.

Investor Relations

Fitzhugh Taylor (203) 682-8261

ftaylor@icrinc.com

RUTH'S HOSPITALITY GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income - Preliminary and Unaudited

(Amounts in thousands, except share and per share data)

	13 Weeks Ended		26 Weeks Ended
	June 30,	July 1,	June 30,	July 1,
	2019	2018	2019	2018

Revenues:
Restaurant sales	$104,017	$103,538	$217,003	$213,902
Franchise income	4,421	4,457	8,979	8,874
Other operating income	1,805	1,640	4,002	3,384
Total revenues	110,243	109,635	229,984	226,160
Costs and expenses:
Food and beverage costs	29,023	29,049	60,871	60,454
Restaurant operating expenses	51,156	50,022	104,759	101,702
Marketing and advertising	4,121	4,640	7,751	8,117
General and administrative costs	8,929	9,274	17,681	18,248
Depreciation and amortization expenses	5,124	4,673	10,092	9,134
Pre-opening costs	244	272	341	412
Total costs and expenses	98,597	97,930	201,495	198,067
Operating income	11,646	11,705	28,489	28,093
Other income (expense):
Interest expense, net	(417)	(403)	(822)	(783)
Other	13	22	15	34
Income from continuing operations before income tax expense	11,242	11,324	27,682	27,344
Income tax expense	1,933	1,763	4,462	4,147
Income from continuing operations	9,309	9,561	23,220	23,197
Income (loss) from discontinued operations, net of income taxes	-	12	-	22
Net income	$9,309	$9,573	$23,220	$23,219
Basic earnings per common share:
Continuing operations	$0.32	$0.32	$0.79	$0.78
Discontinued operations	-	-	-	-
Basic earnings per share	$0.32	$0.32	$0.79	$0.78
Diluted earnings per common share:
Continuing operations	$0.31	$0.32	$0.78	$0.76
Discontinued operations	-	-	-	-
Diluted earnings per share	$0.31	$0.32	$0.78	$0.76
Shares used in computing net income per common share:
Basic	29,252,651	29,713,825	29,264,076	29,701,847
Diluted	29,726,102	30,375,306	29,768,702	30,377,194
Dividends declared per common share	$0.13	$0.11	$0.26	$0.22

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

We prepare our financial statements in accordance with U.S. generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP diluted earnings per common share. This non-GAAP measurement was calculated by excluding certain items and  results from discontinued operations and certain discrete income tax items. We exclude the impact of the results from discontinued operations, the impact of acquisition related costs and the impact of certain discrete income tax items because these items are not reflective of the ongoing operations of our business.  This non-GAAP measurement has been included as supplemental information. We believe that this measure represents a useful internal measure of performance. Accordingly, where this non-GAAP measure is provided, it is done so that investors have the same financial data that management uses in evaluating performance with the belief that it will assist the investment community in assessing our underlying performance on a quarter-over-quarter basis. However, because this measure is not determined in accordance with GAAP, such a measure is susceptible to varying calculations and not all companies calculate the measure in the same manner. As a result, the aforementioned measure as presented may not be directly comparable to a similarly titled measure presented by other companies. This non-GAAP financial measure is presented as supplemental information and not as an alternative to diluted earnings per share as calculated in accordance with GAAP.

	13 Weeks Ended		26 Weeks Ended
	June 30,	July 1,	June 30,	July 1,
	2019	2018	2019	2018
GAAP Net income	$9,309	$9,573	$23,220	$23,219
GAAP Income tax expense	1,933	1,763	4,462	4,147
GAAP (Income) loss from discontinued operations	-	(12)	-	(22)
GAAP Income from continuing operations before income tax expense	11,242	11,324	27,682	27,344
Adjustments:
Franchisee acquisition costs	71	409	110	861
Adjusted net income from continuing operations before income taxes	11,313	11,733	27,792	28,205
Adjusted income tax expense (1)	(1,950)	(1,863)	(4,488)	(4,355)
Impact of excluding certain discrete income tax items	(122)	(273)	(605)	(631)
Non-GAAP net income	$9,241	$9,597	$22,699	$23,219

GAAP diluted earnings per common share	$0.31	$0.32	$0.78	$0.76

Non-GAAP diluted earnings per common share	$0.31	$0.32	$0.76	$0.76

Weighted-average number of common shares outstanding - diluted	29,726,102	30,375,306	29,768,702	30,377,194

(1) Adjusted income tax expense is calculated by multiplying the Non-GAAP adjustments by our marginal federal and state income tax rates and adding or subtracting the result to/from our GAAP income tax expense.